Exhibit 21

SUBSIDIARIES

NAME	JURISDICTION OF FORMATION
Apex Luxembourg S.a.r.l.	Luxembourg
Apex Silver Mines Sweden AB	Sweden
Apex Metals GmbH	Switzerland
Minera San Cristobal S.A.	Bolivia
Apex Silver Mines Corporation	Delaware